Exhibit 10.14

September 17, 2002
Alex Galvagni
2135 Sacramento St., #408
San Francisco, CA 94109
     Re:      Offer of Employment
Dear Alex:
     Sorrent, Inc. (the “Company”) is pleased to offer you a position with the Company as Chief Technical Officer commencing on September 30, 2002 (the “Start Date”). We are please to find someone with your vision and commitment to work as an integral part of our team.
     You will be entitled to receive an annual salary of $130,000 (the “Base Salary”) to be paid in accordance with the Company’s normal payroll procedures. You may also be entitled to receive a bonus, at the Company’s sole discretion, of up to 30% of your Base Salary (the “Cash Bonus”). Based upon meeting, among other things, certain employee performance milestones and certain Company financial milestones (which milestones will be established in advance by the Company) you may receive 0% – 200% of your bonus amount.
     We will recommend that the Company’s Board of Directors (the “Board”) grant you an option to purchase up to 200,000 shares of the common stock of the Company at the then current fair market value, as determined by the Board. Such stock options shall vest over four (4) years, whereby 50,000 stock options shall vest twelve (12) months after the option grant date (which will be no earlier than the Start Date), with the remaining 150,000 stock options vesting monthly thereafter at the rate of 1/36 over the course of 36 months. All stock options issued to you shall be governed by the terms and conditions of the Company’s 2001 Stock Option Plan and Stock Option Agreement, which agreement will be executed by you and the Company upon Board approval of the grant of the incentive stock options hereunder.
     As a Company employee, you will also be eligible to receive certain employee benefits, as modified by the Company from time to time, including medical coverage, to the extent that your position, tenure, salary, age, health and other qualifications make you eligible to participate, subject to the rules and regulations applicable thereto.
     Your employment with the Company is for no specified period and constitutes an “AT-WILL” employment arrangement. As a result, you are free to resign at any time, with or without notice, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice and with or without cause.
     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you may be terminated.
     As a condition of your employment, you will be expected to sign and comply with the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you agree that you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any activities that conflict with your obligations to the Company.
     This letter, along with the Employee Proprietary Information and Information Agreement, sets forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed both by an officer of the Company and you.
     To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me no later than September 30, 2002. Please print a duplicate original for your records.
     We believe Sorrent, Inc. is poised to achieve great success. We anticipate that you will be a critical component of that success. We look forward to working with you.

Sincerely,

SORRENT, INC.

/s/ Paul Zuzelo
Paul Zuzelo, COO
ACCEPTED AND AGREED TO
this 23rd day of September, 2002
/s/ Alex Galvagni
Alex Galvagni

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